Exhibit 5.20

PORTFOLIO COMPANY REMUNERATION AGREEMENT

This Portfolio Company Agreement (the “Agreement”) is dated as of March 10, 2020 by and among Ares Management LLC (the “Management Company”) and Matthew Underwood (the “Agent”).

WHEREAS, the Agent, in his capacity as a member, agent, officer or employee of the Management Company, may be directed by the Management Company to provide services to portfolio companies (each, a “Portfolio Company”) of investment funds managed (directly or indirectly) by the Management Company; and

WHEREAS, the parties desire to enter into this Agreement to confirm the ownership and treatment of any remuneration which may be received by the Agent from a Portfolio Company.

NOW, THEREFORE, for good and valuable consideration, the parties agree as follows:

1.                                      Remuneration.  The parties confirm and agree that, as a condition of the Agent’s provision of services to the Management Company, the Agent shall pay to the Management Company any directors’ fees, consulting fees, or other compensation or remuneration, including fees payable in the form of options, capital stock or other securities, which has been or will be received, directly or indirectly, by the Agent from a Portfolio Company or a potential Portfolio Company in connection with the Agent’s performance of services for (or other relationship with) a Portfolio Company or a potential Portfolio Company (collectively, “Remuneration”).  The parties acknowledge and agree that (a) any Remuneration shall be received by the Agent as an agent of the Management Company, (b) any Remuneration shall be remitted by the Agent to the Management Company or a nominee thereof, and (c) the Management Company, and not the Agent, is the beneficial owner of any Remuneration based on the agency relationship between the Agent and the Management Company.

2.                                      Tax Treatment.  The Agent shall not report any income attributable to the Remuneration as the Agent’s own income, but instead, shall report such income on any and all tax returns required to be filed by the Agent as received by the Agent only in the Agent’s capacity as a member, agent, officer or employee of the Management Company.  The Management Company shall report all such income as the Management Company’s own income on any and all tax returns required to be filed by the Management Company.

3.                                      Portfolio Company Securities.

(a)                                 General.  If the Agent receives stock options, restricted stock, capital stock or other securities as part of any Remuneration, the Agent hereby agrees to fully cooperate with the Management Company to transfer the rights and economic benefit of such securities to the Management Company or a nominee thereof.  Such cooperation includes, but is not limited to, transferring such securities directly to the Management Company or a nominee thereof, or selling such securities at the direction of the Management Company and remitting the resulting proceeds to the Management Company or a nominee thereof.

(b)                                 Non-Transferable Options.  If the Agent receives a non-transferable option to purchase shares of capital stock (“Shares”) as part of any Remuneration, then:

(i)                                     the Agent shall not amend or modify such option, waive any of the provisions thereof, or enter into any agreement or understanding with respect to such option or the respective Shares, without the prior written consent of the Management Company;

(ii)                                  the Agent shall exercise such option only upon receipt of instructions from the Management Company (substantially in the form attached hereto as Exhibit A), which instructions may be given at any time during the exercise period provided by the grant for such option;

(iii)                               the Management Company shall, simultaneously with the exercise set forth above in Section 3(b)(ii), provide the Agent with the funds necessary to enable the Agent to exercise such option; and

(iv)                              if permissible under the terms of such option, the Agent shall instruct the respective Portfolio Company to issue the Shares directly to the Management Company or a nominee thereof; however, if the terms of such option do not so permit, then the Agent shall either (A) as soon as practicable after receipt of the Shares, transfer such Shares directly to the Management Company or a nominee thereof, or (B) upon the direction of the Management Company, sell such Shares and remit the resulting proceeds to the Management Company or a nominee thereof.

(c)                                  Non-Transferable Securities.  If the Agent receives non-transferable securities (other than an option to purchase Shares, as contemplated by subsection (b)) as part of any Remuneration, then the Agent shall hold such securities on behalf and for the benefit of the Management Company until such time as either (i) such securities become transferable, upon such time the Agent shall transfer as soon as practicable such securities to the Management Company or a nominee thereof, or (ii) the Management Company directs the Agent to sell as soon as practicable such securities, upon such time the Agent shall sell such securities and remit the resulting proceeds to the Management Company or a nominee thereof.

4.                                      Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors and assigns.  This Agreement shall survive the death, merger, dissolution or termination of any of the parties hereto and shall continue in full force and effect notwithstanding that the Agent shall cease to be a member, agent, officer or employee of the Management Company for any reason.

5.                                      Amendment.  This Agreement may be amended or modified only by a writing signed on behalf of the parties hereto.  No provision of this Agreement may be waived except in writing signed on behalf of the party against whom such waiver is asserted.

6.                                      Further Assurances.  From and after the date of this Agreement, the parties shall execute and deliver such instruments, documents and other writings, and take such other actions, as may be necessary to confirm and carry out and to effectuate fully the intent and purposes of the transactions on their part respectively contemplated by this Agreement.  The parties agree to use their best efforts to ensure that any filings required under the provisions of Section 16 of the Securities Exchange Act of 1934, as amended (“Section 16”) as a result of any transactions contemplated hereunder shall be made in a timely fashion.

7.                                      Intentions; Severability.  If any of the benefits contemplated by this Agreement would be reduced or unachievable because of restrictions or prohibitions imposed by law (by way of example only, the Securities Act of 1933, as amended, state securities laws, a Portfolio Company’s governing instruments, or Section 16), the parties hereto shall use their best efforts to preserve the intent of this Agreement and the benefits contemplated hereby by amending, modifying or waiving in an appropriate manner the provisions of this Agreement.

8.                                      Indemnification.  The Management Company shall indemnify and hold harmless the Agent from and against any and all tax liability (including interest and penalties) incurred by the Agent that is associated with the receipt of Remuneration, the exercise of any options and the transfer of any Shares as provided under this Agreement.  The Management Company, in consultation with the Agent, shall make appropriate arrangements to either (i) set up adequate reserves with respect to its obligation described in the foregoing sentence or (ii) provide for an alternative method of funding such obligation, in either case, prior to any liquidation, dissolution or winding-up of the Management Company.

9.                                      Entire Agreement.  This Agreement constitutes the full and entire understanding and agreement among the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties is expressly cancelled.

10.                               Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

11.                               Counterparts.  This Agreement may be executed and delivered by facsimile or pdf and in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the undersigned have executed this Portfolio Company Remuneration Agreement as of the date first above written.

ARES MANAGEMENT LLC

/s/ Naseem Sagati Aghili
Name:	Naseem Sagati Aghili
Title:	Authorized Signatory

AGENT

/s/ Matthew Underwood
Name:	Matthew Underwood

Exhibit A

[ARES MANAGEMENT LLC LETTERHEAD]

[Name of Agent]	[date]
[Address]

Dear [                ]:

The purpose of this letter (the “Letter of Instruction”) is to provide you with instructions pursuant to that certain Portfolio Company Remuneration Agreement dated [          , 20  ] (the “Agreement”), by and between you and Ares Management LLC (the “Management Company”).  Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Agreement.

We understand that an option received by you as Remuneration is currently exercisable for the purchase of [insert appropriate number] shares of [insert class of stock] of [insert name of Portfolio Company] (the “Shares”).  In furtherance of the Agreement, the Management Company hereby instructs you as follows:

1.                                      Immediately upon receipt of this Letter of Instruction, you are directed to exercise 100% of the vested portion of such option.

2.                                      Simultaneously upon such exercise, the Management Company will provide to you funds in an amount equal to the per share exercise price of such option multiplied by the number of Shares that are currently exercisable.

3.                                      Immediately upon receipt of the Shares or expiration of any applicable transfer restrictions, you shall transfer the Shares to the Management Company or a nominee thereof.

4.                                      Upon receipt of a Form 1099 from the issuing Portfolio Company, you will not report any income reported thereon as your own income, but instead, shall report such income on any and all tax returns required to be filed by you as received by you in your capacity as an agent of the Management Company.

Please indicate your intent to comply with the terms of this Letter of Instruction by signing in the space below.

Sincerely yours,

ARES MANAGEMENT LLC

By:
Title:

Accepted and Agreed:

Name: